Exhibit 99.1
Scripps announces change in newspaper leadership

For immediate release May 27, 2011	(NYSE: SSP)
CINCINNATI — The E.W. Scripps Company announced today that Mark G. Contreras is no longer serving as the senior vice president of its newspaper division. He had held that position since January 2005.
Effective immediately, Rich Boehne, the president and chief executive officer of the company, will serve as the acting head of the newspaper division until a permanent executive is named to run the company’s group of daily newspapers in 13 markets. The company expects to provide an update on the division’s succession plans in the near future.
“Mark Contreras led our newspapers through one of the most challenging periods in news industry history, and we deeply appreciate his service,” said Boehne. “Much remains to be done as these important local businesses and community assets transition to serving customers in many different formats. But, with a strong financial position and an unwavering commitment to public service to back them up, I have complete confidence that the talented and dedicated professionals at our newspapers are taking all the right steps to ensure a long and successful future.”
About Scripps
The E.W. Scripps Company is a diverse media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com